Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Verastem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Series B Convertible Preferred Stock, par value $0.0001 per share		1,200,000	(1)	N/A	$19,827,147.60	(2)	0.0001102	$2,184.95
	Equity	Common Stock, par value $0.0001 per share, upon conversion of Preferred Stock		50,838,840	(3)(4)	N/A	—	(5)	—	—
		Total Offering Amounts								$2,184.95
		Total Fees Previously Paid						(6)		$4,404.59
	Total Fee Offsets									—
		Net Fee Due								—

(1)	Consists of 1,200,000 shares of Series B convertible preferred stock, par value $0.0001 per share (the “preferred stock”) issued to certain stockholders pursuant to that certain Securities Purchase Agreement, dated January 24, 2023, among Verastem, Inc. and the selling stockholders named in this registration statement.
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is estimated as an amount equal to $19,827,147.60, calculated as the product of (i) 50,838,840, which is the product of 1,200,000 shares of preferred stock multiplied by 42.3657, the conversion rate to be applied to each share of preferred stock upon conversion into shares of the registrant’s common stock, par value $0.0001 per share (the “common stock”), multiplied by (ii) $0.39 per share of common stock, which is the average of the high and low prices of the common stock, as reported on the Nasdaq Global Select Market as of April 14, 2023.
(3)	Consists of up to 50,838,840 shares of common stock issuable upon conversion of the preferred stock.
(4)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby, issuable upon conversion of the preferred stock, also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.
(5)	Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of common stock issuable upon conversion of the preferred stock because no additional consideration will be received in connection with the conversion thereof.
(6)	The registration fee was previously paid in connection with the prior filing of the registration statement on Form S-3 (File No. 333-270794) on March 23, 2023.